As filed with Securities and Exchange Commission on August 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TREVI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	45-0834299
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

195 Church Street, 14th Floor

New Haven, Connecticut 06510

(203) 304-2499

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer L. Good

President and Chief Executive Officer

Trevi Therapeutics, Inc.

195 Church Street, 14th Floor

New Haven, Connecticut 06510

(203) 304-2499

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart M. Falber

Jeffries Oliver-Li

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value $0.001 per share	$15,000,000	$1,636.50

(1)

Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act. Includes the aggregate offering price of additional shares the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 27, 2021

PRELIMINARY PROSPECTUS

                Shares of Common Stock

We are offering                      shares of our common stock in this offering. Our common stock is listed on the Nasdaq Global Market under the symbol “TRVI.” The last reported sale price of our common stock on Nasdaq on             , 2021 was $            per share. The actual public offering price will be determined through negotiation between us and the lead underwriters for this offering and the recent trading price used throughout this prospectus may not be indicative of the actual offering price.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” for a description of all compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days to purchase up to              additional shares of common stock from us at the public offering price, less underwriting discounts and commissions.

Our business and investment in our common stock involve significant risks. These risks are described in the section titled “Risk Factors ” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. Before making your investment decision, we urge you to carefully read this prospectus and all of the information contained in the documents incorporated by reference in this prospectus, as well as the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in or incorporated by reference in this prospectus or in any related free writing prospectus filed by us with the SEC. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

For investors outside the United States: we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, we use the terms “Company,” “we,” “us,” “our,” “Trevi” and similar designations in this prospectus to refer to Trevi Therapeutics, Inc. and our wholly-owned subsidiary.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any free writing prospectus that we have authorized for use in connection with this offering and the documents incorporated by reference in this prospectus. You should read all such documents carefully, and you should pay special attention to the information contained under the sections entitled “Risk Factors” in this prospectus, in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, or the 2021 Second Quarter 10-Q, in any subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before deciding to buy shares of our common stock.

Overview

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of the investigational therapy Haduvio (nalbuphine ER) to treat serious neurologically mediated conditions. We are developing Haduvio for the treatment of chronic pruritus associated with prurigo nodularis and chronic cough in patients with idiopathic pulmonary fibrosis, or IPF. We are also developing Haduvio in levodopa-induced dyskinesia, or LID, in patients with Parkinson’s disease.

We are conducting a Phase 2b/3 clinical trial of Haduvio, which we refer to as the Phase 2b/3 PRISM trial, in patients with severe chronic pruritus associated with prurigo nodularis. The Phase 2b/3 PRISM trial is a randomized, double-blind, placebo controlled, two-arm treatment study that is designed to evaluate the safety and anti-pruritic efficacy of Haduvio in patients in the United States and Europe. In accordance with the protocol for the Phase 2b/3 PRISM trial, we conducted a sample size re-estimation analysis in July 2020, following such time as approximately 45% of the initial targeted number of subjects in the trial were evaluable for the primary endpoint. Based on the analysis, the independent Data Monitoring Committee, or DMC, recommended that the Phase 2b/3 PRISM trial should continue and that the trial size should increase from an initial enrollment target of 240 to 360 subjects, which maintains the statistical power for the primary endpoint. Based on the DMC’s recommendation, we have increased the planned trial size to 360 subjects. The pace of enrollment in the trial was impacted by the novel coronavirus, or COVID-19, pandemic as new subject screening and most subject enrollment were temporarily halted in March 2020. Our sites began to restart subject screening and enrollment during May and June 2020. As of August 13, 2021, we have increased the number of active sites to more than 60 globally and approximately 285 subjects have enrolled in the trial. Subject to the uncertainties associated with the COVID-19 pandemic, we expect to complete enrollment in the second half of 2021 and report top-line data in the first half of 2022. If the Phase 2b/3 PRISM trial is successful, we expect that we will use the Phase 2b/3 PRISM trial and an additional Phase 3 clinical trial that we believe we will need to conduct to support the submission of a new drug application, or NDA, to the U.S. Food and Drug Administration, or FDA, and a marketing authorization application to the European Medicines Agency for Haduvio for the treatment of pruritus associated with prurigo nodularis.

We are also conducting a Phase 2 clinical trial of Haduvio for chronic cough in patients with IPF, which we refer to as the Phase 2 CANAL trial. The Phase 2 CANAL trial is a randomized, double-blind, placebo controlled, two-treatment, two-period, crossover study that is designed to evaluate the efficacy, safety, tolerability and dosing of Haduvio for chronic cough in patients with IPF. This trial is designed to enroll approximately 60 subjects with a goal to have 44 study completers. We are conducting the trial at multiple sites in the United Kingdom. Due to the COVID-19 pandemic and the specific at-risk nature of IPF patients, our clinical sites halted their enrollment and treatment of subjects in this trial in March 2020. While subject screening and enrollment resumed at certain clinical trial sites in the fourth quarter of 2020, all sites in the trial paused screening again in December 2020, in response to a shelter-in-place directive from the U.K. government. This shelter-in-place directive expired in March 2021 and the remaining COVID-19 related restrictions were lifted in July 2021. The U.K. government may choose to reinstate any and/or all of the restrictions in the future depending on COVID-19 infection rates. Initial screening activity has resumed at certain sites following the lifting of the shelter-in-place directive. However, we expect that some sites may take longer to resume their trial activity as the clinical research related infrastructure was disrupted by COVID-19 and that other sites may cease to participate in the trial entirely. We amended the study protocol to reduce the number of in-person visits and procedures to facilitate this study being completed in an at-risk patient population for COVID-19. Subject to the uncertainties associated with COVID-19 and COVID-19 related restrictions in the United Kingdom, we expect to report top-line data for this trial in the first half of 2022.

With respect to LID, we have written the protocol for a Phase 2 clinical trial for LID in patients with Parkinson’s disease. We plan to determine next steps in the program once we complete the Phase 2b/3 PRISM and Phase 2 CANAL trials.

Risks Related to Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus and the “Risk Factors” section of the 2021 Second Quarter 10-Q, which is incorporated by reference herein. These risks include the following:

•

We face risks related to health epidemics and other widespread outbreaks of contagious disease, including the COVID-19 pandemic, which has delayed our ability to complete our ongoing clinical trials, disrupted our business operations and may further delay our clinical trials, interrupt our supply chain, disrupt regulatory activities or have other adverse effects on our business and operations. In addition, the COVID-19 pandemic has caused substantial disruption in the financial markets and economies worldwide, which could result in adverse effects on our business and operations.

•	We have incurred significant losses since inception and expect to continue to incur significant and increasing losses for the foreseeable future. We may never achieve or maintain profitability.

•

Even if this offering is successful, we will need substantial additional funding. If we are unable to raise sufficient capital when needed on acceptable terms or at all, we could be forced to delay, reduce or abandon our product development programs or commercialization efforts.

•	We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

•

Our existing indebtedness, together with our other financial obligations and contractual commitments, could adversely affect our financial condition and restrict our future operations. For instance, if we fail to receive positive data in our Phase 2b/3 PRISM trial or fail to meet certain minimum cash or equity raise requirements under our loan facility with Silicon Valley Bank, or SVB, which loan facility we refer to as the SVB Term Loan, including raising at least $15.0 million in net proceeds from the sale of equity securities during the period from June 1, 2021 through October 31, 2021, we will be required to deposit unrestricted and unencumbered cash equal to 100% of the principal amount of the indebtedness then outstanding in a cash collateral account controlled by SVB, which can be used by SVB to prepay the SVB Term Loan at any time and would reduce the amounts available to fund working capital, capital expenditures, product development efforts and general corporate purposes.

•

We are dependent on the successful development and commercialization of Haduvio, our sole product candidate. If we are unable to complete the clinical development of, obtain marketing approval for or successfully commercialize Haduvio or if we experience significant delays in doing so, our business would be substantially harmed. In addition, the development of Haduvio for the treatment of pruritus associated with prurigo nodularis is currently more advanced than our other target indications. If we are not successful in developing and commercializing Haduvio for the treatment of pruritus associated with prurigo nodularis, our business could also be substantially harmed.

•

We have experienced delays and difficulties in the enrollment of subjects in our clinical trials, including our Phase 2b/3 PRISM trial and our Phase 2 CANAL trial. If we experience further delays or difficulties in the enrollment of subjects in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented. Other companies are conducting clinical trials or have announced plans for future clinical trials that are seeking or are likely to seek, to enroll subjects with prurigo nodularis and subjects are generally only able to enroll in a single trial at a time. In addition, many patients use various treatments off-label to treat pruritus associated with prurigo nodularis and these patients and their physicians may be reluctant to forgo, discontinue or otherwise alter their use of such off-label therapeutic approaches to participate in our clinical trials.

•	Our approach to the development and commercialization of Haduvio to treat serious neurologically mediated conditions is unproven.

•

Clinical drug development involves a lengthy and expensive process with an uncertain outcome. Even if we complete the necessary preclinical studies and clinical trials, the regulatory approval process is expensive, time consuming and uncertain, which may prevent us from obtaining approvals for the commercialization of Haduvio or any future product candidate.

•

Our Phase 2 clinical trial of Haduvio for the treatment of pruritus associated with prurigo nodularis may not be predictive of the results of our Phase 2b/3 PRISM trial, including due to the small subject size of the Phase 2 clinical trial, the discontinuation rate among subjects in the Phase 2 clinical trial, the limited number of subjects who completed treatment in the Phase 2 clinical trial and differences in the design of the Phase 2 clinical trial and the PRISM trial, including the longer treatment period for Haduvio being used in the PRISM trial.

•

Adverse events or undesirable side effects caused by or other unexpected properties of, Haduvio or any future product candidate may be identified during development and could delay or prevent the marketing approval or limit the use of Haduvio or any future product. Haduvio, as a mixed k-opioid receptor agonist and μ-opioid receptor antagonist, may be susceptible to side effects associated with drugs having either of those mechanisms of action, including psychiatric side effects, withdrawal effects, respiratory depression and potential cardiac risk, as well as endocrine side effects associated with opioids generally. The drug label for nalbuphine, the active ingredient in Haduvio, carries a warning for serious, life-threatening or fatal respiratory depression and Haduvio, if approved for marketing in any indication, will likely carry a similar label.

•

Many currently approved μ-opioid products are subject to restrictive marketing and distribution regulations which, if applied to Haduvio, could potentially restrict its use and harm our ability to generate profits. We plan to conduct a human abuse liability, or HAL, study to further characterize the abuse potential of oral nalbuphine. If the results of the HAL study suggest that Haduvio may carry risks of misuse, abuse or addiction or even if the trial indicates that Haduvio does not carry such risks, the FDA may require us to implement a Risk Evaluation and Mitigation Strategy in connection with any commercialization of Haduvio and the U.S. Drug Enforcement Agency could determine that Haduvio should be classified as a controlled substance.

•

If we are unable to establish sales, marketing and distribution capabilities or enter into sales, marketing and distribution arrangements with third parties, we may not be successful in commercializing Haduvio or any future product candidates if and when they are approved.

•	We face substantial competition, which may result in others developing or commercializing products before or more successfully than we do.

•	We rely on third parties to conduct our clinical trials. If they do not perform satisfactorily, our business could be harmed.

•

We contract with third parties for the manufacture, storage, packaging and distribution of Haduvio for clinical trials, including a single supplier for the active ingredient. We expect to continue to rely on third parties for these services in connection with our future development and commercialization efforts for Haduvio and any future product candidates. If they do not perform satisfactorily, our business could be harmed.

•

If we fail to comply with our obligations under our existing and any future intellectual property licenses with third parties, including our licenses with Endo Pharmaceuticals Inc. and with Rutgers, the State University of New Jersey, we could lose license rights that are critical to our business or owe damages to the licensor of such intellectual property.

•

If we are unable to obtain and maintain sufficient patent protection for Haduvio or any future product candidate and the disease indications for which we are developing or may in the future develop Haduvio or any other product candidate, or if the scope of the patent protection is not sufficiently broad, competitors could develop and commercialize products similar or identical to such product candidate and our ability to successfully commercialize such product candidate may be adversely affected.

Corporate Information

We were incorporated under the laws of the State of Delaware on March 17, 2011 under the name Trevi Therapeutics, Inc. Our principal executive offices are located at 195 Church Street, 14th Floor, New Haven, Connecticut, 06510, and our telephone number is (203) 304-2499. Our website address is www.trevitherapeutics.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. We own the trademarks Trevi® and Haduvio™. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names. We intend to propose Haduvio as the trade name for our nalbuphine ER investigational product and therefore plan to use that name when we refer to nalbuphine ER going forward.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may remain an emerging growth company until December 31, 2024 or until such earlier time as we have more than $1.07 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million as of the last business day of our most recently completed second fiscal quarter or we issue more than $1 billion of non-convertible debt over a three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not emerging growth companies.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates was less than $700 million measured on the last business day of our most recently completed second fiscal quarter, and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING

Common stock offered by us	shares

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to additional shares of our common stock at the public offering price less underwriting discounts and commissions.

Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full), based on an assumed public offering price of $ per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on , 2021, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering, together with our existing cash and cash equivalents, to fund our clinical trials and for working capital and other general corporate purposes. See “Use of Proceeds” on page 15 of this prospectus for more information.

Risk factors	You should read the “Risk Factors” section included in this prospectus and the “Risk Factors” section included in the 2021 Second Quarter 10-Q, which is incorporated herein by reference, for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Market symbol	“TRVI”

The number of shares of our common stock to be outstanding after this offering is based on 21,598,529 shares of our common stock outstanding as of July 31, 2021, which excludes:

•	3,202,377 shares of common stock issuable upon exercise of stock options outstanding as of July 31, 2021 at a weighted-average exercise price of $4.62 per share;

•	3,175,199 shares of common stock reserved as of July 31, 2021 for future issuance under our 2019 Stock Incentive Plan; and

•	503,789 shares of common stock reserved as of July 31, 2021 for future issuance under our 2019 Employee Stock Purchase Plan.

Unless otherwise indicated, the number of shares of our common stock to be outstanding as used throughout this prospectus assumes no exercise of the outstanding options described above and no exercise by the underwriters of their option to purchase additional shares of our common stock in this offering.

Additionally, unless otherwise indicated, the number of shares of our common stock to be outstanding as used throughout this prospectus does not include (i) 22,995 shares of our common stock sold following July 31, 2021 pursuant to the sales agreement, or the ATM Sales Agreement, with SVB Leerink LLC, or SVB Leerink, (ii) the $1.0 million of shares of our common stock that currently remain available for sale in the future under the ATM Sales Agreement, or (iii) up to $15.0 million of shares of our common stock that we may sell from time to time in the future to Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to the purchase agreement we entered into with Lincoln Park in June 2021, or the LPC Purchase Agreement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should carefully consider the risks described below and in the sections captioned “Risk Factors” in the 2021 Second Quarter 10-Q and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with the other information in this prospectus and the information and documents incorporated by reference in this prospectus. If any of the risks described below or in the 2021 Second Quarter 10-Q and the other filings incorporated by reference herein occur, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

We have broad discretion in the use of the net proceeds from this offering and may invest or spend the net proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Although we currently intend to use the net proceeds from this offering in the manner described in “Use of Proceeds,” our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the trading price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Accordingly, stockholders must rely on appreciation in the price of our common stock, if any, for any return on their investment.

We have never declared or paid cash dividends on our capital stock and we do not intend to do so in the foreseeable future. We currently plan to retain all of our future earnings, if any, to finance the operation, development and growth of our product pipeline and business. In addition, the terms of the SVB Term Loan preclude us from paying dividends and any future debt or credit agreements may also preclude us from paying dividends. As a result, future appreciation, if any, in the market value of our common stock will be your sole source of gain for the foreseeable future. There is no guarantee that our common stock will appreciate or even maintain the price at which our holders have purchased it.

The trading price of our common stock is highly volatile, which could result in substantial losses for purchasers of our common stock in this offering.

The trading price of our common stock is highly volatile. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The trading price for our common stock may be influenced by many factors, including:

•	the timing and results of clinical trials of Haduvio or any future product candidates;

•	the success of existing or new competitive products or technologies;

•	regulatory actions with respect to Haduvio or any future product candidates or competitors’ products and product candidates;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	commencement or termination of collaborations for our development programs;

•	failure or discontinuation of any of our development programs;

•	results of clinical trials of product candidates of our competitors;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other intellectual property rights;

•	recruitment or departure of key personnel;

•	expenses related to any of our development programs;

•	results of our efforts to discover, develop, acquire or in-license additional product candidates;

•	actual or anticipated changes in estimated financial results or development timelines;

•	announcements or expectations of additional financing efforts;

•	sales of our common stock by us and sales and purchases of our common stock by our insiders, our affiliates or other stockholders;

•	expiration of market stand-off or lock-up agreements;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	recommendations and changes in estimates or recommendations by securities analysts, if any, that cover our stock;

•	changes in the structure of healthcare payment systems in the United States and other countries;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	general economic, industry and market conditions, including recent adverse changes in the domestic and international financial markets and the impacts of the COVID-19 pandemic;

•	our obligations in connection with the SVB Term Loan;

•	our ability to continue as a going concern; and

•

other factors and considerations described in this “Risk Factors” section or in the sections captioned “Risk Factors” in the 2021 Second Quarter 10-Q and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety.

In addition, the COVID-19 pandemic has affected the stock market and investor sentiment. The price and volatility of our common stock may be disproportionately affected as investors may favor traditional profit-making industries and companies during the times of market uncertainty and instability. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price and you may lose some or all of your investment.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales or the perception in the market that the holders of a large number of shares of our common stock intend to sell their shares, could reduce the trading price of our common stock.

All of our outstanding shares of common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act of 1933, as amended, or the Securities Act, or to the extent that such shares have already been registered under the Securities Act and are held by non-affiliates of ours. Moreover, holders of a substantial number of shares of our common stock have rights, subject to specified limitations and conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

In addition, we have registered all shares of common stock that we may issue under our equity compensation plans. These shares can be freely sold in the public market upon issuance and once vested, subject to volume limitations applicable to affiliates. If these additional shares are sold, or if it is perceived in the market that they will be sold, in the public market, the trading price of our common stock could decline.

We currently have on file with the SEC a universal shelf registration statement on Form S-3, or the Shelf Registration Statement, which allows us to offer and sell registered common stock, preferred stock, debt securities, units and/or warrants from time to time pursuant to one or more offerings at prices and terms to be determined at the time of sale. In June 2020, we entered into the ATM Sales Agreement, pursuant to which, from time to time, we may offer and sell under the ATM Sales Agreement up to $12.0 million of the common stock registered under the Shelf Registration Statement pursuant to one or more “at the market” offerings. As of July 31, 2021, we had sold 3,560,399 shares of common stock for an aggregate purchase price of $10.9 million, before deducting estimated commissions and allocated fees of $0.8 million, pursuant to the ATM Sales Agreement. The extent to which we utilize the remaining capacity under the ATM Sales Agreement as a source of funding will depend on a number of factors, including the prevailing trading price of our common stock, general market conditions and the extent to which we are able to secure funds from other sources.

In addition, on June 18, 2021, we entered into the LPC Purchase Agreement with Lincoln Park pursuant to which Lincoln Park has committed to purchase up to $15.0 million of shares of our common stock, subject to the terms and conditions in the LPC Purchase Agreement. We filed a registration statement on Form S-1, or the Resale S-1, covering the resale of shares of common stock that are issued to Lincoln Park under the LPC Purchase Agreement, which was declared effective on July 14, 2021. We generally have the right to control the timing and amount of any future sales of shares of our common stock to Lincoln Park. Sales of shares of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the LPC Purchase Agreement. If and when we do sell shares of our common stock to Lincoln Park, after Lincoln Park has acquired the shares of common stock, Lincoln Park may resell all, some or none of those shares of common stock at any time or in its discretion. The sale by Lincoln Park of a substantial number of shares of our common stock issued by us to Lincoln Park under the LPC Purchase Agreement or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Sales of substantial amounts of shares of our common stock or other securities by our stockholders, by us under the Shelf Registration Statement, whether pursuant to the ATM Sales Agreement or otherwise or by Lincoln Park pursuant to the Resale S-1, or through any other means could also lower the trading price of our common stock and impair our ability to raise capital through the sale of equity or equity-related securities.

If you purchase shares of common stock in this offering, you will suffer immediate dilution in the net tangible book value of your investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. Based on an assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on             , 2021, you will experience immediate dilution of $         per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering. Furthermore, if the underwriters exercise their option to purchase additional shares in this offering, or holders of our previously issued options to acquire common stock at prices below the public offering price exercise any such options, you will experience further dilution. For additional information on the dilution that you will experience immediately after this offering, see “Dilution.”

Raising additional capital may cause dilution to our stockholders.

We expect our expenses to increase substantially in connection with our planned operations, particularly as we conduct our ongoing Phase 2b/3 PRISM trial and our other ongoing clinical trials as well as the additional Phase 3 clinical trial we believe we will need to conduct for Haduvio for the treatment of pruritus associated with prurigo nodularis and develop Haduvio for the treatment of other serious neurologically mediated conditions. To the extent that we raise additional capital through the sale of common stock, convertible securities or other equity securities, your ownership interest may be diluted. We are currently party to the ATM Sales Agreement with SVB Leerink, pursuant to which we may in the future sell from time to time up to the currently remaining $1.0 million of our common stock through an “at-the-market” equity offering program. We are also currently party to the LPC Purchase Agreement with Lincoln Park pursuant to which we have the right, but not the obligation, to sell, at our discretion, to Lincoln Park up to $15.0 million of shares of our common stock from time to time. To the extent that we sell shares of our common stock under the ATM Sales Agreement, the LPC Purchase Agreement or otherwise at prices that are below the price you pay for shares of common stock in this offering, you will experience further dilution. Furthermore, we have a significant number of options to purchase shares of our common stock outstanding. If these securities are exercised at prices that are below the price you pay for shares of common stock in this offering, you will incur further dilution. Moreover, to the extent that we issue additional options to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options or other securities are exercised, converted or exchanged, you may experience further dilution.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this prospectus or the information incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues and profitability, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” “could,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus and the information incorporated by reference herein include, among other things, statements about:

•	the impact of the COVID-19 pandemic on our clinical trials, business and operations and our response to the pandemic;

•

our ongoing clinical trials, including our Phase 2b/3 PRISM trial of Haduvio (nalbuphine ER) for the treatment of pruritus associated with prurigo nodularis and our Phase 2 CANAL trial of Haduvio for chronic cough in patients with IPF;

•	our plans to develop and, if approved, subsequently commercialize Haduvio for the treatment of pruritus associated with prurigo nodularis or for other serious neurologically mediated conditions;

•	our expectations regarding the timing for the initiation of clinical trials and the reporting of data from such trials;

•	the timing of, and our ability to submit applications for, and to obtain and maintain regulatory approvals for, Haduvio;

•	our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash and cash equivalents and to continue as a going concern;

•	our estimates regarding expenses, future revenue, timing of any future revenue, capital requirements and needs for additional financing;

•	the impact of government laws and regulations;

•	our competitive position;

•	our ability to establish and maintain collaborations or obtain additional funding; and

•	our expectations related to the use of proceeds from this offering.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included, or incorporated by reference, in this prospectus, particularly in the “Risk Factors” section of this prospectus and in the sections captioned “Risk Factors” in the 2021 Second Quarter 10-Q and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into.

This prospectus incorporates by reference statistical and other industry and market data that we obtained from independent industry publications and research, surveys and studies conducted by independent third parties as well as our own estimates of the prevalence of certain diseases and conditions. The market data incorporated by reference in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential markets and patient populations with the potential to benefit from treatment with any product candidates we may develop include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect the addressable patient population. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

You should read this prospectus, the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus and incorporated by reference herein are made as of the date hereof, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of                  shares of our common stock in this offering will be approximately $         million, or approximately $         million if the underwriters exercise their option to purchase additional shares in full, based upon an assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on             , 2021, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on             , 2021, would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming that the assumed public offering price remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the price to the public or the number of shares by these amounts would have a material effect on uses of the proceeds from this offering, although a decrease in the offering price without a corresponding increase in the number of shares offered may accelerate the time at which we will need to seek additional capital.

We currently expect to use our existing cash and cash equivalents, plus the net proceeds from this offering, to fund our clinical trials and for general corporate purposes, which may include working capital and repayment of our debt.

The amounts and timing of our use of the net proceeds from the sale of securities in this offering, if any, will depend on a number of factors, including the progress of our clinical development of Haduvio, the status of and results from our clinical trials, including our ongoing Phase 2b/3 PRISM trial, our ongoing Phase 2 CANAL trial, as well as the additional Phase 3 clinical trial we believe we will need to conduct for Haduvio for pruritus associated with prurigo nodularis, the timing of regulatory submissions and the outcome of regulatory review, as well as any collaborations that we may enter into with third parties and any unforeseen cash needs. The expected net proceeds from this offering will not be sufficient for us to fund Haduvio or any future product candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of Haduvio and any future any product candidates. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us, if any, from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

Based on our current plans, we believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into                      , without giving effect to the rights of SVB under the loan and security agreement, or the SVB Loan Agreement, we entered into with SVB in August 2020 and which was amended in July 2021. Under the SVB Loan Agreement, as amended, if we fail to receive positive data in our Phase 2b/3 PRISM trial or to meet certain equity raise requirements, including raising at least $15.0 million in net proceeds from the sale of equity securities during the period from June 1, 2021 through October 31, 2021 and raising by June 30, 2022 sufficient additional net proceeds from the sale of equity securities to finance our planned second Phase 3 clinical trial of Haduvio for prurigo nodularis and our ongoing operations, each of which we refer to as a Milestone Condition, we will be required to deposit unrestricted and unencumbered cash equal to 100% of the principal amount of the SVB Term Loan then outstanding in a cash collateral account with SVB, which can be used by SVB to prepay the SVB Term Loan at any time. In addition, if we fail to maintain at least $20.0 million in unrestricted and unencumbered cash in our accounts with SVB at any time prior to the satisfaction of all the Milestone Conditions, we will also be required to cash collateralize all outstanding amounts owed to SVB under the SVB Loan Agreement. If we fail to achieve any of the Milestone Conditions or to maintain the $20.0 million minimum cash requirement and SVB cash collateralizes the amounts then owed to SVB under the SVB Loan Agreement or uses such amounts to prepay the SVB Term Loan, the period for which we will be able to fund our operating expenses and capital expenditure requirements will be significantly shorter.

We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong and we could use our available capital resources sooner than we currently expect, in which case we would be required to obtain additional financing. If we are unable to raise in this offering the full $15.0 million in net proceeds we are required to raise by October 31, 2021 under the SVB Loan Agreement, sufficient financing may not be available to us on acceptable terms, on a timely basis or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in investment-grade, interest-bearing securities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of June 30, 2021 was $17.7 million, or $0.83 per share of our common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 21,459,498 shares of our common stock outstanding as of June 30, 2021.

After giving effect to our issuance and sale of                  shares of our common stock in this offering at an assumed public offering price of $        per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on         , 2021, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2021 would have been $         million, or $         per share. This represents an immediate increase in as adjusted net tangible book value per share of $         to existing stockholders and an immediate dilution of $         in as adjusted net tangible book value per share to investors purchasing common stock in this offering. Dilution per share to investors purchasing common stock in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by investors. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Historical net tangible book value per share as of June 30, 2021	$0.83
Increase in as adjusted net tangible book value per share attributable to investors purchasing common stock in this offering

As adjusted net tangible book value per share after this offering

Dilution per share to investors purchasing common stock in this offering		$

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase in the assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on             , 2021, would increase our as adjusted net tangible book value per share after this offering by $         and dilution per share to investors purchasing common stock in this offering by $         assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on         , 2021, would decrease our as adjusted net tangible book value per share after this offering by $         and dilution per share to investors purchasing common stock in this offering by $         assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We may increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value per share after this offering by $         and decrease the dilution per share to investors purchasing common stock in this offering by $         assuming no change in the assumed public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our as adjusted net tangible book value per share after this offering by $        and

increase the dilution per share to investors purchasing common stock in this offering by $        assuming no change in the assumed public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, our as adjusted net tangible book value per share after this offering would be $         , representing an immediate increase in as adjusted net tangible book value per share of $         to existing stockholders and immediate dilution in as adjusted net tangible book value per share of $        to investors purchasing common stock in this offering, at an assumed public offering price of $        per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on         , 2021, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table and discussion above are based on 21,459,498 shares of our common stock outstanding as of June 30, 2021, which excludes:

•	3,202,377 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2021 at a weighted-average exercise price of $4.62 per share;

•	3,175,199 shares of common stock reserved as of June 30, 2021 for future issuance under our 2019 Stock Incentive Plan; and

•	503,789 shares of common stock reserved as of June 30, 2021 for future issuance under our 2019 Employee Stock Purchase Plan.

In addition, the discussion and table above assume no exercise of the outstanding options described above and no exercise by the underwriters of their option to purchase additional shares of our common stock in this offering. The discussion and table above also do not include (i) 162,026 shares of our common stock sold following June 30, 2021 pursuant to the ATM Sales Agreement with SVB Leerink for net proceeds of $0.3 million, (ii) the $1.0 million of shares of our common stock that currently remain available for sale in the future under the ATM Sales Agreement, or (iii) up to $15.0 million of shares of our common stock that we may sell from time to time in the future to Lincoln Park pursuant to the LPC Purchase Agreement.

To the extent that stock options outstanding as of June 30, 2021 have been or may be exercised or other shares are issued at prices below the prices paid by investors purchasing shares of our common stock in this offering, investors in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of July 31, 2021, 21,598,529 shares of common stock were outstanding and no shares of preferred stock were outstanding. As of July 31, 2021, there were approximately 21 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority in voting power of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the chairman of the board or the secretary upon the written request, stating the purpose of such meeting, of the holders of a majority of the outstanding shares of all classes of capital stock entitled to vote at the meeting. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders. The common stock does not have cumulative voting rights.

Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.

Liquidation, Dissolution and Winding Up. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed;

•	purchase additional stock; or

•	maintain their proportionate ownership interest.

Holders of shares of the common stock are not required to make additional capital contributions.

Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Exchange Listing. Our common stock is listed on the Nasdaq Global Market under the symbol “TRVI.”

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Board of Directors. Our certificate of incorporation and by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Delaware law provides that members of our board of directors may only be removed for cause by a vote of the holders of 75% of the outstanding shares entitled to vote on the election of the directors.

Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not more than 120 days and not less than the 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first.

No Action By Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or by-laws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. Our certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Neither of these choice of forum provisions would affect suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder, jurisdiction over which is exclusively vested by statute in the United States federal courts, or any other claim for which United States federal courts have exclusive jurisdiction. Although our certificate of incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action.

Registration Rights

We are party to a second amended and restated investors’ rights agreement, which we refer to as the investors’ rights agreement, under which holders of a total of 7,826,515 shares of our common stock have the right to require us to register these shares under the Securities Act under specified circumstances. We refer to the shares with these registration rights as registrable securities. After registration pursuant to these rights, the registrable securities will become freely tradable without restriction under the Securities Act.

Demand and Form S-3 Registration Rights. Subject to specified limitations and conditions set forth in the investors’ rights agreement, at any time, the holders of at least a majority of the then outstanding registrable securities may demand that we register registrable securities then outstanding under the Securities Act for purposes of a public offering having an aggregate offering price to the public of not less than $10.0 million, net of certain expenses, underwriting discounts and selling commissions. We are not obligated to file a registration statement pursuant to this provision on more than two occasions. In addition, subject to specified limitations and conditions set forth in the investors’ rights agreement, at any time when we are eligible to file a registration statement on Form S-3, holders of the registrable securities then outstanding may request that we register their registrable securities on Form S-3 for purposes of a public offering for which the reasonably anticipated aggregate offering price to the public, net of certain expenses, underwriting discounts and selling commissions, would exceed $1.0 million. We are not obligated to file a registration statement pursuant to this provision on more than two occasions in any 12-month period.

Incidental Registration Rights. If we propose to register for our own account or for the account of our other stockholders any of our common stock under the Securities Act, the holders of registrable securities will be entitled to notice of the registration and, subject to specified exceptions, have the right to require us to register all or a portion of the registrable securities then held by them in that registration. In the event that any registration in which the holders of registrable securities participate pursuant to our investors’ rights agreement is an underwritten public offering, we have agreed to enter into an underwriting agreement in usual and customary form and use our commercially reasonable efforts to facilitate such offering.

Expenses and Indemnification. Pursuant to the investors’ rights agreement, we are required to pay all registration expenses, including all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of one counsel selected by the selling stockholders to represent the selling stockholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions, stock transfer taxes and the fees and expenses of the selling stockholders’ own counsel (other than the counsel selected to represent all selling stockholders). The investors’ rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or alleged material misstatements or material omissions or alleged material omissions in the registration statement attributable to us, or any violation or alleged violation, whether by action or inaction, by us under the Securities Act; the Exchange Act; any state securities or Blue Sky law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities or Blue Sky law in connection with such registration statement or the qualification or compliance of the offering, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

In addition, in connection with a private placement to New Enterprise Associates, or NEA, in May 2019, we granted NEA the right to require us to register under the Securities Act under specified circumstances the shares issued to NEA in such private placement, and upon such registration, such shares would become freely tradable without restriction under the Securities Act. Furthermore, in connection with entering into the LPC Purchase Agreement with Lincoln Park in June 2021, we and Lincoln Park entered into a Registration Rights Agreement, pursuant to the terms of which we filed a registration statement on Form S-1 in July 2021 to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the LPC Purchase Agreement.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of July 31, 2021 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock (on an as-converted to common stock basis).

The column entitled “Beneficial Ownership Prior to this Offering” is based on a total of 21,598,529 shares of our common stock outstanding as of July 31, 2021. The column entitled “Beneficial Ownership After this Offering” is based on                shares of our common stock to be outstanding after this offering, reflecting the further issuance of the                shares of our common stock that we are selling in this offering, assuming no exercise of the underwriters’ option to purchase additional shares in this offering.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days after July 31, 2021 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Trevi Therapeutics, Inc., 195 Church Street, 14th Floor, New Haven, Connecticut 06510.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering
Name and Address of Beneficial Owner	Number	Percent	Number	Percent
5% Stockholders:
New Enterprise Associates (1)	5,937,998	27.50%
TPG Biotechnology Partners III, L.P (2)	4,824,883	22.34%
Omega Fund V, L.P. (3)	1,263,408	5.85%
Lundbeckfond Invest A/S (4)	1,151,544	5.33%
Directors and Executive Officers:
Jennifer Good (5)	780,894	3.52%
Thomas Sciascia, M.D. (6)	388,871	1.78%
Yann Mazabraud (7)	—	—
Christopher Seiter (8)	—	—
James Cassella, Ph.D. (9)	23,684	*
Dominick Colangelo (10)	11,842	*
David Meeker, M.D. (11)	433,623	2.00%
Michael Heffernan (12)	82,402	*
Edward Mathers (13)	5,975,892	27.62%
Anne VanLent (14)	76,541	*
All Executive Officers and Directors as a group (10 persons) (15)	7,773,749	34.33%

*	Less than one percent
(1)

Consists of 5,937,998 shares of common stock held by New Enterprise Associates 16, L.P (“NEA 16”). The securities directly held by NEA 16 are indirectly held by NEA Partners 16, L.P. (“NEA Partners 16”), the sole general partner of NEA 16, NEA 16 GP, LLC (“NEA 16 LLC”), the sole general partner of NEA Partners 16, and each of the individual Managers of NEA 16 LLC. The individual Managers of NEA 16 LLC, (collectively, the “Managers”), are Peter J. Barris, Forest Baskett, Ali Behbahani, Carmen Chang, Anthony A. Florence, Jr., David M. Mott, Mohamad Makhzoumi, Joshua Makower, Peter Sonsini, Paul Walker and Scott D. Sandell. NEA Partners 16, NEA 16 LLC and the Managers share voting and dispositive power with regard to the Company’s securities directly held by NEA 16. Edward T. Mathers, a member of our board of directors and partner of New Enterprise Associates, Inc., an entity affiliated with NEA 16, has no voting or investment control over any of the securities held by NEA 16 and disclaims beneficial ownership of all securities owned by NEA 16, except to the extent of any pecuniary interest therein. All indirect holders of the above referenced securities disclaim beneficial ownership of the above referenced securities except to the extent of their pecuniary interests therein. The address of the above referenced entities and persons is 1954 Greenspring Drive, Suite 600, Timonium MD, 21093. These figures and the accompanying notes are based on information set forth in Schedule 13D/A filed with the SEC on April 16, 2020.
(2)

Consists of 4,824,883 shares of common stock held by TPG Biotechnology Partners III, L.P. (“TPG Biotech”). The general partner of TPG Biotech is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are sole stockholders of TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the securities held by TPG Biotech. TPG Group Holdings (SBS) Advisors, Inc., David Bonderman and James G. Coulter share voting and dispositive power with regard to the Company’s securities held by TPG Biotech. The address of each of TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. These figures and the accompanying notes are based on information set forth in Schedule 13G filed with the SEC on February 12, 2021.

(3)

Consists of 1,263,408 shares of common stock held by Omega Fund V, L.P. (“Omega V”). Omega Fund V GP, L.P. (“Omega V GP LP”) is the general partner of Omega V. Omega Fund V GP Manager, Ltd. (“Omega V GP Ltd”) is the general partner of Omega V GP LP. Otello Stampacchia, Richard J. Lim, Claudio Nessi and Anne-Mari Paster are the directors of Omega V GP Ltd and have shared voting and investment power over the shares held by Omega V. Otello Stampacchia, Richard J. Lim, Claudio Nessi, and Anne-Mari Paster each disclaim beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The address of Omega V, Omega V GP LP, Omega V GP Ltd and the above-mentioned persons is 888 Boylston Street, Suite 1111, Boston MA 02199. These figures and the accompanying notes are based on information set forth in Schedule 13D filed with the SEC on May 20, 2019.

(4)

Consists of 1,151,544 shares of common stock held by Lundbeckfond Invest A/S (“Lundbeckfond”). Lene Skole is the Chief Executive Officer of Lundbeckfond and may be deemed to have sole power to vote and dispose of these shares. The directors of Lundbeckfond have delegated voting and dispositive power with respect to the shares held by Lundbeckfond to Ms. Skole. The address of Lundbeckfond and Ms. Skole is c/o Lundbeckfond Invest A/S, Scherfigsvej 7, DK-2100 København Ø, Denmark. These figures and the accompanying notes are based on information set forth in Schedule 13G filed with the SEC on January 31, 2020.

(5)

Consists of (a) 207,023 shares of common stock owned by Ms. Good and (b) 573,871 shares of common stock underlying options held by Ms. Good that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.

(6)

Consists of (a) 196,062 shares of common stock owned by Dr. Sciascia and (b) 192,809 shares of common stock underlying options held by Dr. Sciascia that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.

(7)	Mr. Mazabraud resigned from his position as our Chief Commercial Officer and Head of International, effective October 3, 2020 and had no shares beneficially owned as of July 31, 2021.
(8)	Mr. Seiter resigned from his position as our Chief Financial Officer, effective April 2, 2021 and had no shares beneficially owned as of July 31, 2021.
(9)	Consists of 23,684 shares of common stock underlying options held by Dr. Cassella that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.
(10)	Consists of 11,842 shares of common stock underlying options held by Mr. Colangelo that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.
(11)

Consists of (a) 311,786 shares of common owned by Dr. Meeker, (b) 27,432 shares of common stock held by Trevi 2014 Irrevocable Trust, (c) 13,271 shares of common stock held by Spinnaker Trust as Trustee of the Trevi 2014 Irrevocable Trust, and (d) 81,134 shares of common stock underlying options held by Dr. Meeker that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.

(12)

Consists of (a) 6,351 shares of common stock owned by Mr. Heffernan and (b) 76,051 shares of common stock underlying options held by Mr. Heffernan that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.

(13)

Consists of (a) 37,894 shares of common stock underlying options held by Mr. Mathers that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date and (b) shares described in note 1 above. Mr. Mathers has no voting or dispositive power with regard to such shares and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14)

Consists of (a) 25,983 shares of common stock owned by Ms. VanLent and (b) 50,558 shares of common stock underlying options held by Ms. VanLent that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.

(15)

Consists of (a) 6,725,906 shares of common stock and (b) 1,047,843 shares of common stock underlying options that are exercisable as of July 31, 2021 or will become exercisable within 60 days after such date.

MATERIAL U.S. TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a discussion of material U.S. federal income and estate tax considerations relating to ownership and disposition of our common stock by a non-U.S. holder (as defined below). For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes) of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

This discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, each as in effect as of the date of this prospectus, and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, there can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described in this prospectus.

This discussion addresses only non-U.S. holders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address the alternative minimum tax, the Medicare contribution tax on net investment income or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	government organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	pension plans;

•	persons who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as pass-through entities for U.S. federal income tax purposes) or persons who hold their common stock through such partnerships or such entities or arrangements. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s tax basis in the common stock. Any amount distributed in excess of basis will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on disposition of our common stock.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To claim the exemption, the non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

Gain on disposition of our common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•

the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the non-U.S. holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading “—Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the non-U.S. holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless (1) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (3) the foreign entity is otherwise excepted under FATCA.

Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be able to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock.

Federal estate tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

is acting as representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock shown opposite their respective names below:

Number of Shares

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased. The underwriters have reserved the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares of Common Stock

We have granted the underwriters an option for a period of 30 days to purchase up to      additional shares of common stock from us at the public offering price, less the underwriting discount and commissions, as set forth on the cover page of this prospectus. If the underwriters exercise their option in whole or in part, each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters will offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $         per share of common stock to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $         per share of common stock to certain brokers and dealers. Our shares of common stock will be offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters and the proceeds, before expenses, payable to us:

Total
	Per Share	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price
Underwriting discounts and commissions
Proceeds, before estimated expenses, to us

We estimate that our total expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $                    . We have also agreed to reimburse the underwriters up to $                for certain of their fees and expenses relating to the offering.

Indemnification of Underwriters

We will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities. We have also agreed to indemnify the underwriters for losses if the shares (other than those purchased pursuant to the underwriters’ option to purchase additional shares) are not delivered to the underwriters’ accounts on the initial settlement date.

No Sales of Similar Securities

We, our directors and our executive officers have entered into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of      days after the date of this prospectus, may not offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option or contract to purchase or otherwise encumber, dispose of or transfer, grant any rights with respect to, directly or indirectly, any shares of common stock or securities convertible into or exchangeable for shares of common stock, enter into a transaction which would have the same effect or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether such aforementioned transaction is to be settled by delivery of the common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap hedge or other arrangement, subject to specified exceptions. These restrictions shall also apply to any common stock received upon exercise of options granted to or warrants owned by each of the persons or entities described in the immediately preceding sentence. These restrictions will not apply to us with respect to issuances of common stock or securities exercisable for, convertible into or exchangeable for common stock in connection with any acquisition, collaboration, merger, licensing or other joint venture or strategic transaction involving our company, subject to certain limitations.

The representative may release any of the securities subject to these lock-up agreements which, in the case of officers and directors, shall be with notice.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “TRVI.”

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the shares during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short Sales

Short sales involve the sales by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of our common stock available for purchase in the open market as compared to the price at which they may purchase the shares through their option.

Naked short sales are any short sales in excess of such option to purchase additional shares of common stock. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing Transactions

The underwriters may make bids for or purchases of shares of our common stock for the purpose of pegging, fixing or maintaining the price of our common stock, so long as stabilizing bids do not exceed a specified maximum.

Penalty Bids

If the underwriters purchase shares of our common stock in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of our common stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

The transactions above may occur on the Nasdaq Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. If such transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

The underwriters may also engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Discretionary Sales

The underwriters have informed us that they do not expect to confirm sales of the shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments, including bank loans, for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

Notice to Prospective Investors in the European Economic Area

Our common stock is not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling shares of our common stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling shares of our common stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of our common stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of common stock. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The shares of our common stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling shares of our common stock or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the shares of our common stock or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of shares of our common stock in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of shares of our common stock. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

Our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares of our common stock or caused the shares of our common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of our common stock or cause the shares of our common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Notice to Prospective Investors in Japan

The shares of our common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of our common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby is being passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.trevitherapeutics.com/. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. This prospectus incorporates by reference the documents listed below (File No. 001-38886) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus, other than the portions of those documents not deemed to be filed.

1.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021, including the information specifically incorporated by reference into such Annual Report on Form 10-K from our definitive proxy statement for our 2021 Annual Meeting of Stockholders filed with the SEC on April 27, 2021;

2.	Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 13, 2021, and the quarterly period ended June 30, 2021, filed on August 12, 2021; and

3.	Our Current Reports on Form 8-K filed with the SEC on March 22, 2021, April 2, 2021, June 21, 2021, June 21, 2021, July 7, 2021, July 9, 2021 and August 9, 2021.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Trevi Therapeutics, Inc.

195 Church Street, 14th Floor

New Haven, Connecticut 06510

(203) 304-2499

            Shares

Common Stock

PRELIMINARY PROSPECTUS

            , 2021

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by the registrant. All amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount
SEC registration fee		$1,636.50
FINRA filing fee		$2,750.00
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Transfer agent fees and expenses	$	*
Printing fees and expenses	$	*
Miscellaneous fees and expenses	$	*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, we have entered into indemnification agreements with all of our directors and executive officers. In general, these agreements provide that we will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of our common stock, shares of our convertible preferred stock and stock options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Common Stock

On June 18, 2021, we entered into a purchase agreement, or the LPC Purchase Agreement, with Lincoln Park Capital Fund, LLC, or Lincoln Park, pursuant to which we have the right to sell to Lincoln Park up to $15.0 million in shares of common stock, subject to certain limitations, from time to time over the 24-month period commencing on the date that a registration statement covering the resale of the shares is declared effective by the SEC. On June 18, 2021, we issued 170,088 shares of common stock to Lincoln Park as consideration for its commitment to purchase our shares under the LPC Purchase Agreement.

On May 9, 2019, concurrent with the closing of our initial public offering, we sold 1,500,000 shares of our common stock at the initial per share public offering price of $10.00 in a private placement to New Enterprise Associates 16, L.P., or NEA. The aggregate gross proceeds to us from our private placement were $15.0 million, before deducting placement agent fees of $1.1 million.

No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Issuances of Convertible Preferred Stock

On January 18, 2019, we issued and sold 6,849,315 shares of our Series C convertible preferred stock to seven investors for cash at a price per share of $1.46 for an aggregate cash purchase price of $9,999,999.90.

On August 30, 2018, we issued and sold 7,211,165 shares of our Series C convertible preferred stock to seven investors for cash at a price per share of $1.46 for an aggregate cash purchase price of $10,528,300.90.

No underwriters were involved in the foregoing issuances of securities. The securities described in this section (b) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(c) Stock Option Grants and Exercises

Between August 27, 2018 and May 7, 2019, we granted options to purchase an aggregate of 116,983 shares of common stock, with an exercise price of $9.12 per share, to our employees, directors, advisors and consultants pursuant to our 2012 Stock Incentive Plan. Between August 27, 2018 and May 7, 2019, we did not issue shares of our common stock upon the exercise of stock options outstanding under our 2012 Stock Incentive Plan as no options were exercised during this time period.

The stock options and the shares of common stock issued upon the exercise of stock options described in this section (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.	Undertakings.

(a)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number	Filed with this Registration Statement

3.1	Restated Certificate of Incorporation of the Registrant	8-K	5/9/2019	3.1

3.2	Amended and Restated By-laws of the Registrant	8-K	5/9/2019	3.2

4.1	Specimen stock certificate evidencing shares of common stock	S-1^	4/5/2019	4.1

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP				X	*

10.1	Second Amended and Restated Investors’ Rights Agreement dated as of July 14, 2017	S-1^	4/5/2019	10.1

10.2	2012 Stock Incentive Plan, as amended	S-1^	4/5/2019	10.2

10.3	Form of Nonstatutory Stock Option Agreement under the 2012 Stock Incentive Plan	S-1^	4/5/2019	10.3

10.4	2019 Stock Incentive Plan	S-1^	4/5/2019	10.4

10.5	Form of Stock Option Agreement under 2019 Stock Incentive Plan	S-1^	4/5/2019	10.5

10.6	2019 Employee Stock Purchase Plan	S-1^	4/5/2019	10.6

10.7	Non-Employee Director Compensation Program	10-K	3/25/2021	10.7

10.8	Trevi Therapeutics, Inc. Executive Separation Benefits and Retention Plan	8-K	9/24/2019	10.1

10.9	Employment Agreement, dated December 4, 2012, by and between the Registrant and Jennifer L. Good	S-1^	4/5/2019	10.8

10.10	Employment Agreement, dated December 4, 2012, by and between the Registrant and Thomas R. Sciascia	10-K	3/16/2020	10.10

10.11	Indefinite Term Employment Contract, dated August 29, 2018, by and between the Registrant and Yann Mazabraud	S-1^	4/5/2019	10.11

10.12	Offer Letter, dated August 29, 2018, by and between the Registrant and Yann Mazabraud	S-1^	4/5/2019	10.10

10.13	Offer Letter, dated April 23, 2018, by and between the Registrant and Christopher J. Seiter	S-1^	4/5/2019	10.9

10.14	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers	S-1^	4/5/2019	10.12

10.15	Indenture of Lease, dated February 6, 2013, by and between First Niagara Bank, N.A. and the Registrant	S-1^	4/5/2019	10.13

10.16	First Amendment to Lease, dated December 5, 2017, by and between the Registrant and 195 Church Street Associates, LLC	S-1^	4/5/2019	10.14

10.17†	Exclusive License Agreement, dated as of May 13, 2011, by and between the Registrant and Penwest Pharmaceuticals Co.	S-1^	4/5/2019	10.15

Exhibit No.	Description	Form	SEC Filing Date	Exhibit Number	Filed with this Registration Statement

10.18†	Exclusive License Agreement between the Registrant and Rutgers, the State University of New Jersey, effective November 6, 2018	S-1^	4/5/2019	10.16

10.19	Share Purchase Agreement, dated as of May 6, 2019, by and between the Registrant and New Enterprise Associates 16, L.P.	S-1/A^	5/7/2019	10.17

10.20	Loan and Security Agreement, dated as of August 13, 2020, between Silicon Valley Bank and Trevi Therapeutics, Inc.	10-Q	11/12/2020	10.1

10.21	Purchase Agreement, dated as of June 18, 2021, by and between the Registrant and Lincoln Park Capital Fund, LLC	8-K	6/21/2021	99.1

10.22	Registration Rights Agreement, dated as of June 18, 2021, by and between the Registrant and Lincoln Park Capital Fund, LLC	8-K	6/21/2021	99.2

10.23	First Amendment to Loan and Security Agreement, dated July 6, 2021, by and between Silicon Valley Bank and the Registrant	8-K	7/7/2021	99.1

10.24	First Amendment to Exclusive License Agreement, dated June 24, 2021, by and between Rutgers, The State University of New Jersey and the Registrant	10-Q	8/12/2021	10.4

10.25	Offer Letter, dated June 17, 2021, by and between the Registrant and Lisa Delfini	10-Q	8/12/2021	10.5

21.1	List of Subsidiaries	S-1^	4/5/2019	21.1

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm				X

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)				X	*

24.1	Power of Attorney (included on signature page)				X

†	Confidential treatment has been granted as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.
^	SEC File No. 333-230745.
*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut on August 27, 2021.

TREVI THERAPEUTICS, INC.

By:	/s/ Jennifer Good
Name: Jennifer Good
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jennifer Good, Lisa Delfini and Christopher Galletta, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer Good	President and Chief Executive Officer and Director	August 27, 2021
Jennifer Good	(principal executive officer)

/s/ Lisa Delfini	Chief Financial Officer	August 27, 2021
Lisa Delfini	(principal financial officer)

/s/ Christopher Galletta	Controller	August 27, 2021
Christopher Galletta	(principal accounting officer)

/s/ David Meeker, M.D.	Chairman of the Board	August 27, 2021
David Meeker, M.D.

/s/ James Cassella, Ph.D.	Director	August 27, 2021
James Cassella, Ph.D.

/s/ Dominick Colangelo	Director	August 27, 2021
Dominick Colangelo

/s/ Michael Heffernan	Director	August 27, 2021
Michael Heffernan

/s/ Edward Mathers	Director	August 27, 2021
Edward Mathers

/s/ Anne VanLent	Director	August 27, 2021
Anne VanLent